Exhibit 99.1

ALNYLAM PHARMACEUTICALS REPORTS THIRD QUARTER 2004 FINANCIAL
RESULTS

-Company Reports Progress in Efforts to Develop RNAi Therapeutics-

Cambridge, MA, November 10, 2004 – Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY) today reported its consolidated financial results and company highlights for the quarter ended September 30, 2004.

Alnylam is a leader in RNA interference (“RNAi”), a major scientific breakthrough. The Company is focused on creating a significant and sustainable product pipeline using RNAi to silence genes that are implicated in the cause or pathway of human disease. The Company’s business strategy is focused on leveraging its scientific leadership and intellectual property strength to create significant partnerships with acknowledged leaders in the industry including Merck & Co., Inc., Isis Pharmaceuticals, Inc. and others. Alnylam completed its initial public offering in June 2004.

“We have made significant progress toward our vision of harnessing RNAi technology to develop an important new class of therapeutics, exemplified by our article published today in the prestigious journal Nature,” commented John Maraganore, Ph.D., President and Chief Executive Officer of Alnylam. “In addition, we have continued our efforts to advance Direct RNAi therapeutics to the clinic, including our programs with Merck. On the business front, we secured rights to key patents and patent estates, advancing our efforts to build a dominant intellectual property estate in the area of RNAi therapeutics.”

Net Loss

The net loss attributable to common stockholders according to accounting principles generally accepted in the U.S. (“GAAP”) for the quarter ended September 30, 2004 was $6.4 million or $0.33 per share as compared to a net loss of $12.0 million or $9.79 per share for the prior period. Included in the net loss for the quarter ended September 30, 2003, was $4.6 million of in-process research and development expenses related to the acquisition of Alnylam Europe in July 2003.

Revenues

Total revenues were $1.4 million for the quarter ended September 30, 2004 as compared to $0.1 million for the quarter ended September 30, 2003. Until this quarter, the Company’s revenue had been derived primarily from its first strategic alliance with Merck, entered into in September 2003. The initial $2.0 million payment from that collaboration has been deferred and is being recognized as revenue ratably over the development period. Revenues in the quarter ended September 30, 2004 were primarily from Alnylam’s second collaboration and license agreement with Merck to co-develop RNAi therapeutics for ocular diseases, including age-related macular degeneration (“AMD”), which was entered into in June 2004. Revenues under this agreement are from the amortization of the up-front payments of $3.0 million, which were recorded as deferred revenue in June 2004 and are being recognized as revenue ratably over the development period, as well as the research and development revenue earned as reimbursement for Merck’s share of the research and development costs incurred by Alnylam during the three months ended September 30, 2004 in connection with the AMD program.

Research and Development Expenses

Total research and development expenses were $4.8 million for the quarter ended September 30, 2004 as compared to $4.2 million for the prior period. Research and development expenses were higher in the three months ended September 30, 2004 due to research and development expenses incurred in connection with the AMD program discussed above and the expansion of the Company’s research and development group. Included in research and development expenses for the three months ended September 30, 2003, were $1.3 million of license fees.

General and Administrative Expenses

General and administrative expenses were $3.0 million for the quarter ended September 30, 2004 as compared to $2.3 million for the prior period. The increase resulted primarily from the expansion of the Company’s management team, the additional costs associated with operating as a public company and increased noncash stock-based compensation expenses.

Cash and Marketable Securities

At September 30, 2004, Alnylam had total cash and cash equivalents and marketable securities of $44.9 million as compared to $23.2 million at December 31, 2003. In June 2004, the Company completed its initial public offering, selling 5.75 million shares of its common stock with net proceeds of approximately $30 million.

Equipment Line of Credit

The Company currently has an agreement with Lighthouse Capital Partners V, L.P. for an equipment line of credit for $10.0 million of which $3.0 million is available under the line of credit as of September 30, 2004. The Company has the ability to draw down the remaining amounts under the line of credit into 2005, subject to its adherence to certain conditions and believes that the remaining credit available under this equipment line of credit will be sufficient for the significant portion of its capital expenditures through calendar 2005.

Cash Outlook for Calendar 2004

The Company has updated its financial guidance and expects to report cash and marketable securities between $35 to $40 million at the end of 2004, consistent with the Company’s previously stated guidance of $30 to $40 million.

Third Quarter Highlights

Product Update

•	Alnylam announced today the publication in the noted journal Nature of the first-ever data demonstrating RNAi-mediated gene silencing in mammals by a method that potentially can be applied to Systemic RNAi therapeutics for human disease. To achieve this, Alnylam developed an RNAi therapeutic candidate with “drug-like” properties to silence apolipoprotein B (“apoB”), a gene that is involved in cholesterol metabolism and to date has not been amenable to targeting with traditional small molecule, protein or antibody therapies. This RNAi therapeutic candidate, a synthetic short interfering RNA (“siRNA”), was designed to incorporate proprietary chemical modifications that improve its stability and in vivo pharmacologic properties as compared with unmodified siRNA molecules. Additional chemical modifications enabled the siRNA to reach appropriate tissues and penetrate the cells. When administered to mice, this siRNA achieved silencing of the messenger RNA for apoB and caused a significant reduction in blood levels of both apoB protein and cholesterol. The gene silencing was proven to occur via RNA interference in vivo. These results highlight the potential of RNAi therapeutics to silence genes involved in the cause or pathway of human disease following systemic administration, and represent considerable Company progress toward the goal of developing Systemic RNAi products.

•	As part of Alnylam’s newly-formed Merck ocular disease alliance, the Company has continued its efforts to generate a “best-in-class” Direct RNAi therapeutic for the treatment of AMD. In the current quarter, Alnylam initiated work with Merck on the 50-50 co-development and co-promotion collaboration. This effort is initially focused on developing chemically-modified siRNAs targeting Vascular Endothelial Growth Factor (“VEGF”). In addition, the Merck alliance will focus on two additional ocular disease targets. Alnylam scientists will present an update on the progress in this program at the American Society of Cell Biology in December 2004.

•	Data were presented from Alnylam’s Direct RNAi program for Parkinson’s disease at the Annual Meeting of the Society for Neuroscience in October 2004. These data, generated in collaboration with the Mayo Clinic, showed effective and sustained silencing by siRNAs of the gene for alpha-synuclein in cultured cells. Alpha-synuclein is a protein whose over-expression has been strongly implicated as an underlying cause of Parkinson’s disease. These siRNA molecules are now the subject of evaluation in animal models.

Business Update

•	Alnylam has made significant progress in strengthening its intellectual property (“IP”) estate in RNAi therapeutics. As part of the third quarter update, Alnylam is reporting the issuance of another critical patent in the chemistry IP estate for which it has exclusive licenses for double-stranded RNAi therapeutics under a March 2004 agreement with Isis Pharmaceuticals. This is U.S. patent number 6,753,423 entitled “Compositions and Methods for Enhanced Biostability and Altered Biodistribution of Oligonucleotides in Mammals” which covers the chemical modification of oligonucleotides with cholesterol. In Alnylam’s recent Nature publication, this particular chemical modification was demonstrated to be important for achieving efficient in vivo gene silencing with systemically administered siRNAs.

•	Alnylam is also reporting the issuance of claims to the Glover patent in two countries. This patent covers methods of inhibiting the expression of a target gene in mammalian cells using double stranded RNA. In July 2004, The Registry of Patents in Singapore issued patent number 89569. In June 2004, AU774285 was granted and published for opposition by the Australian Patent Office. The published patent was not opposed and was therefore sealed in October 2004. Alnylam holds exclusive rights to these patents for therapeutic purposes, and the claims continue to support the Company’s strategy of consolidating IP required for the development and commercialization of RNAi therapeutics.

•	Alnylam and Isis Pharmaceuticals announced in October 2004 that they received an exclusive license to key microRNA patent applications for therapeutic applications from the Max Planck Society. MicroRNAs (“miRNAs”) are naturally expressed small RNAs that interact with components shared by the RNA-induced silencing complex (“RISC”) which mediates RNAi. It is increasingly believed that miRNAs play a central role in the regulation of gene expression in mammalian cells, and abnormalities in their function may play a role in human disease. This licensing transaction enhanced the Company’s intellectual property portfolio, and its ability to discover and develop RNA therapeutics based on these alternative mechanisms.

•	In September 2004, Alnylam appointed Robert Millman as Chief Intellectual Property Counsel. Mr. Millman has over 15 years of experience in intellectual property in the biotechnology sector, most notably as Chief Patent Counsel for Celera Genomics Group. His unique creativity and experience greatly strengthen Alnylam’s abilities to build and defend its IP assets.

•	In August 2004, Alnylam received an exclusive license from Hybridon, Inc. to a number of issued patents covering the treatment of ocular diseases with oligonucleotides, such as siRNAs, that target VEGF. This license strengthens the Company’s intellectual property relating to its lead ocular disease program to develop RNAi therapeutics for AMD and other diseases of the eye. Alnylam will co-develop and co-promote these Direct RNAi therapeutics with Merck under the agreement which was signed in June 2004.

Conference Call Information

Alnylam will host a conference call at 4:30 pm EST on November 10, 2004 to discuss the third quarter results, recent corporate developments and the data published in Nature. The call may be accessed by dialing 800-260-8140 (domestic) or 617-614-3672 (international) five minutes prior to the start time, and providing the passcode 34345993. A replay of the call will be available from 6:30 pm EST on November 10, 2004 until November 17, 2004. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the access code 61185381.

A live audio webcast of the call will also be available on the “Investors” section of the Company’s website, http://www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event, and will be archived for 14 days thereafter.

About Alnylam

Alnylam is a biopharmaceutical company seeking to develop and commercialize novel therapeutics based on RNA interference, or RNAi. Growing from its foundation as the world’s first company focused on RNAi therapeutics, the company’s leadership in the field of RNAi is supported by its preeminent founders and advisors and its strengths in fundamental patents, technology, and know-how that underlie the commercialization of RNAi therapeutics. Alnylam is developing a pipeline of RNAi products using Direct RNAi™ to treat ocular, central nervous system, and respiratory diseases and Systemic RNAi™ to treat a broad range of diseases, including oncology, metabolic, and autoimmune diseases. The company’s global headquarters are in Cambridge, Massachusetts. For additional information, please visit http://www.alnylam.com.

Forward-Looking Statements

Various statements in this release concerning our future expectations, plans, prospects, future operating results, projections for cash and marketable securities and sufficiency of funding for capital expenditures constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales and distribution of our products; the successful development of products, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; obtaining, maintaining and protecting intellectual property utilized by our products; our dependence on collaborators; and our short operating history; as well as those risks more fully discussed in the “Certain Factors That May Affect Future Results” section of our most recent Form 10-Q, on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

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Alnylam Pharmaceuticals, Inc.
Selected Financial Information
(In thousands, except per share data)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
Consolidated Statements of Operations	September 30,	September 30,	September	September
(Unaudited)	2004	2003	30, 2004	30, 2003
Revenue from research collaborators	$1,367	$74	$1,632	$74

Costs and expenses
Research and development (1)	4,831	4,224	19,425	7,275
General and administrative (1)	2,962	2,334	8,940	4,722
In-process research and development	—	4,609	—	4,609

Total operating costs and expenses	7,793	11,167	28,365	16,606

Loss from operations	(6,426)	(11,093)	(26,733)	(16,532)

Other Income (Expense)
Interest income	185	52	296	140
Interest expense	(175)	(36)	(480)	(78)
Other expense (income), net	—	(27)	(37)	(28)

Total other income (expense)	10	(11)	(221)	34

Net Loss	(6,416)	(11,104)	(26,954)	(16,498)
Accretion of redeemable convertible preferred stock	—	(896)	(2,713)	(1,766)

Net loss attributable to common stockholders	$(6,416)	$(12,000)	$(29,667)	$(18,264)

Net loss per common share
Net loss per common share (basic and diluted)	$(0.33)	$(9.79)	$(3.14)	$(24.89)

Weighted average common shares used to compute basic and diluted net loss per common share	19,507,468	1,225,150	9,436,430	733,846

(1) Noncash stock-based compensation expense included in these amounts are as follows:
Research and development	$202	$249	$1,395	$996
General and administrative	529	106	1,520	183

Total stock-based compensation	$731	$355	$2,915	$1,179

Alnylam Pharmaceuticals, Inc.
Selected Financial Information
(In thousands, except per share data)

Condensed Consolidated Balance Sheets	September 30,	December 31,
(Unaudited)	2004	2003
Cash and cash equivalents and marketable securities	$44,937	$23,193
Current restricted cash	—	373
Collaboration receivable	916	—
Prepaid expenses and other current assets	1,345	623
Property and equipment, net	8,969	4,756
Long-term restricted cash	2,313	2,313
Intangible and other assets	4,065	3,925

Total Assets	$62,545	$35,183

Total current liabilities	$6,640	$3,844
Deferred revenue	4,333	1,556
Note payable, net of current portion	6,591	1,301
Redeemable convertible preferred stock	—	55,189
Total stockholders’ equity (deficit)	44,981	(26,707)

Total Liabilities and Shareholders’ Equity (Deficit)	$62,545	$35,183

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s filing on Form S-1 which includes the audited financial statements for the year ended December 31, 2003.